Exhibit 10(b)(1)

October 5, 2005

Mr. Martin Pucher
3857 Serenade Road
Castle Rock, CO 80104

Dear Mr. Pucher:

                We are pleased to confirm our offer to you, Martin Pucher (“Employee”), for the position of President of the SID Division of TII Network Technologies, Inc. (“Company”) for which we expect to purchase Intellectual Property Rights within the next month. Your primary responsibility, reporting to the President and CEO of the parent, will be to build and staff the SID Division, planning and directing the division’s activities and initiatives to meet objectives, with full P&L responsibility. You will also assist the parent Company in its efforts to expand its product lines, technologies and markets.

Your compensation package will be as follows:

1.	Salary: $240,000 per annum.

2.	Signing Bonus: $60,000.00 payable upon commencement of your employment with TII.

3.	Executive Commission/Bonus Plan:

(a) For each of the two years of this Agreement, you will have the potential to earn up to 50% of your annual salary ($120,000), payable bi-annually. The bonus for the first six months of your employment ($60,000) is guaranteed. The bonus for the next eighteen (18) month period, payable in six (6) month increments, will be based on achieving goals to be mutually defined and shall, without limitation, include targets for increasing revenues and profits.

(b) Thereafter, you will participate in the Company’s Executive Annual Bonus Plan under which goals are established by the Board of Directors prior to the beginning of each of the Company’s fiscal years. Such plan will give you the potential to earn up to 50% of your then annual salary, payable annually. As this Agreement will terminate during the Company’s fiscal year and you will therefore be joining the Company’s Executive Annual Bonus Plan during the fiscal year, your first year’s bonus pursuant to this Executive Bonus Plan will be prorated based on the number of months remaining in such fiscal year.

These plans will be fully documented and subject to all standard terms and conditions of this agreement, including continued employment with TII.

4.	Term: The term of this employment agreement is for a two year period. If at any time during this period employment terminates without cause or a layoff occurs, Company will pay the greater of the remainder of unpaid salary for the balance of the employment contract or six (6) months Salary, and furthermore, pay any remaining bonus due as defined under the Bonus Plan, as describe in paragraph 3(a) above.

Mr. Martin Pucher	October 5, 2005 Page 2

5.	Company shall notify Employee in writing (60) days prior to the end of this Agreement should Company have no intent to renew or extend Employee’s employment beyond the terms and conditions of this agreement.

In this event, Employee will be compensated according to the terms and conditions of a to be established Executive Severance Plan as defined by the Company’s Board of Directors. Such plan shall contain six (6) months’ severance and the accelerated vesting of all stock options that would have normally vested within a twelve (12) month period after such termination.

6.	Employee shall notify Company in writing (60) days prior to the end of this Agreement should Employee have no intent to renew or extend Employee’s employment beyond the terms and conditions of this agreement. In this event Employee will be paid his then current salary through his last day of employment; any Stock Options then exercisable shall continue to be exercisable for a maximum period of 90 days after termination date.

7.	The Company will extend to you a ten year stock option for 250,000 shares of Common Stock of the Company in accordance with the Company’s Stock Option Plan (“Plan”), exercisable at the rate of 20% on the first anniversary of the stock option agreement and 20% each year thereafter during your employment with the Company. The option will be exercisable at the average of the highest and lowest sales price per share on the day of grant. The options will be subject to all of the terms and conditions of the Plan.

In the event the Employee is terminated without cause or layoff, all stock options that would have normally vested during the term of this agreement, but not less than one year of such options, shall be immediately vested.

8.	Eligibility for all standard benefits as described in the attached summary sheet. Medical, Dental, Life Insurance, Long Term Disability and Accidental Death or Dismemberment plans are available to you 30 days after commencement of employment with the Company. Additional descriptive material will be mailed to you.

9.	Enrollment in TII’s 401K Plan upon meeting eligibility requirements. A copy of our Summary Plan will be mailed to you.

10.	Vacation: earned at the rate of two weeks per annum through the first five years of employment; three weeks per year thereafter.

11.	Office: It is understood that you will be working out of your home for the first year of employment with TII. We will discuss needed services and equipment.

12.	It is also understood that during this first year, the SID Division will share certain resources with the TII parent company while others will be fully dedicated to SID. For example, initially, we anticipate certain Engineering and Sales positions will be exclusive to SID.

Mr. Martin Pucher	October 5, 2005 Page 3

13.	As President of the SID Division of TII Network Technologies, Employee shall be an active participant of the Executive Committee established by the Company’s Board of Directors.

14.	Employee does hereby sell, assign, transfer and set over to Company all of Employee’s right, title and interest in and any result and inventions conceived or developed during employment. However, should Employee bring to Company a new product or service opportunity within the field of Digital Imaging Company shall compensate Employee in form and substance to be mutually agreed upon in writing by the parties. The rights and interest in such new product or service within the field of Digital Imaging shall vest with the Employee until a mutually agreeable definitive agreement is executed by Company and Employee.

                As a condition of your employment with TII, you will be asked to sign the attached Employee Agreement, revised as mutually agreed, which covers our confidentiality and non-compete provisions.

                Our Consulting Agreement dated August 15, 2005 by and between TII Network Technologies, Inc. and One 2 One Consulting Inc. will terminate upon commencement of your employment with TII. The Company stock option granted for services rendered under the Consulting Agreement shall not terminate and continue to be bound by the terms and conditions of the Non-Qualified Stock Option Contract dated August 15, 2005.

                The validity of this Agreement or of any of the provisions hereof shall be determined under and according to the laws of the State of New York, and this Agreement and its provisions shall be construed according to the laws of the State of New York, without reference to its choice of law rules.

                If this offer is acceptable, please signify same by signing one copy of this letter in the space provided below and return it to me at our Copiague office. Your employment with TII will then commence on the execution of this agreement dated the 5th day of October, 2005.

                Please do not hesitate to contact me if you have any questions.

Very truly yours, TII Network Technologies, Inc. /s/ Timothy J. Roach Timothy J. Roach President & CEO

The Employee does hereby accept such employment and agrees to devote substantially all of his full business time, attention and energy and render his reasonable business efforts and skills to the business of the Company;

/s/ Martin Pucher
Martin Pucher

Date: 10-5-05

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